Exhibit 10.19

EXECUTION VERSION

JACKSON NATIONAL LIFE INSURANCE COMPANY

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

Michael Falcon

***

April 5, 2021

Re: Separation Agreement

Dear Michael:

This separation agreement (this “Agreement”) confirms that February 10, 2021 (the “Separation Date”), was the last day of your employment with Jackson National Life Insurance Company, a Michigan corporation (the “Company”), and memorializes the terms and conditions of your separation from service with the Company. The Company and Prudential plc (a public limited company incorporated and registered in England with registered number 01397169, and referred to in this Agreement as “Prudential”) greatly appreciate your service to the Company, acknowledge the contributions you provided to the Company and wish you continued success. In consideration of the mutual promises and covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby mutually agree as follows:

1.

No Further Authority. Effective as of the termination of your employment with the Company, you shall no longer have access to the Company’s offices, facilities, servers, or e-mail. Except as otherwise specifically authorized in writing by the Company, you shall have no authority or power to, and shall not represent to third parties that you have the authority or power to, (i) bind the Company with respect to third parties, (ii) act for any entity or client of the Company, (iii) give instructions or orders on behalf of the Company, or (iv) make any decisions or commitments for or on behalf of the Company.

You will resign from your position as Executive Director of the Company and any Associated Company (as defined below) by providing a duly executed Letter of Resignation Regarding Directorships in the form set forth in the attached Schedule 1 to this Agreement. You confirm that you will also execute such further deeds, forms, and documents as the Company may request to ensure completion of any other formal resignations or removals, including with regard to any trusteeship or nominee shareholdings.

2.	Non-Disclosure of Confidential Information; Retention of Property.

a)

You hereby represent that, from and after the Separation Date, you shall maintain in confidence and shall not directly, indirectly, or otherwise, use, disseminate, disclose, or publish, or use for your benefit or the benefit of any person or entity, any confidential or proprietary information or trade secrets of or relating to the Company, Prudential or any Associated Company (as defined below), including, without limitation, information with respect to the Company’s, Prudential’s, or any Associated Company’s, operations, protocols, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees, or other terms of employment (“Confidential Information”), or deliver to any person or entity any document, record, notebook, computer program, or similar repository of or containing any such Confidential Information. You may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process. For the avoidance of doubt, nothing in this Agreement prevents you from making any disclosure that is permitted by Paragraph 23, the penultimate paragraph of Paragraph 11, or making confidential disclosures in connection with seeking legal advice.

b)

You hereby represent that, promptly and in any event no later than three (3) days following the execution of this Agreement, you shall have delivered to the Company any and all of the Company’s (or any Associated Company’s) property in your possession, custody, or control, including, but not limited to, all computers, handheld electronic devices, cellular telephones, corporate credit cards, corporate telephone calling cards, keys, cardkeys, building passes, security access cards, computer disks, computer software, computer passwords, deal documents, legal documents, and any other documents of a confidential nature (which you may elect to destroy rather than return) (collectively, “Company Property”), but excluding home office equipment purchased for you by the Company the return of which the Company did not seek.

The Company shall promptly and in any event no later than three (3) days following the execution of this Agreement (i) return to you any of your personal property at the Company’s offices (and shall use its reasonable best efforts to locate (and then return) that certain vase given to you by your predecessor at the Company) and (ii) use reasonable best efforts to provide you with an electronic and printed copy of your contacts list and calendar (subject to redaction for any material the Company deems in good faith to be competitively sensitive) to the extent on the Company’s computer system.

c)

You hereby represent that you shall not, directly or indirectly, except as expressly consented to in advance by the Company, knowingly use, remove from the Company’s premises, divulge, disclose, confirm, transmit, reproduce, convey, summarize, quote, share, obtain, view, access, or make accessible, publicly or privately, to or for any other person or entity, any Company Property, unless compelled by process of law or regulatory process.

3.

Severance. In consideration for the commitments, waivers, representations, warranties, covenants, and agreements made by you herein, the Company hereby agrees to pay or provide to you the following amounts or benefits, subject to the occurrence of the Release Effective Date (with the combined value of the cash payments and the Retained ADRs (based on the closing price of the Retained ADRs on February 10, 2021) equal to $27.00 million):

(A) the following lump-sum cash payments: (i) $20,483,000 within seven (7) days following the Release Effective Date, and (ii) $3,000,000 with the Company’s normal payroll coincident with or immediately prior to October 1, 2021;

(B) retention (rather than forfeiture) of the following awards under the Prudential Deferred Annual Incentive Plan 2013 (the “Deferred AIP”): (i) the 2019 Deferred AIP award in the current accumulated amount of 31,762 Prudential ADRs, to be settled and released on its normal scheduled date in April 2022, and (ii) the 2020 Deferred AIP award in the current accumulated amount of 66,549 Prudential ADRs, to be settled and released on the normal scheduled date in April 2023. You shall retain all associated rights in respect of the ADRs described in this clause (B) (the “Retained ADRs”), including in respect of dividends. In the event of any deconsolidation or demerger of Jackson Financial Inc. and its subsidiaries and subsidiary undertakings (including, without limitation, the Company) (the “Demerger”), the Retained ADRs shall be treated in accordance with the rules of the Deferred AIP and in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable regulations and guidance thereunder (“Section 409A”);

(C) a lump-sum cash payment of $15,600, payable within seven (7) days following the Release Effective Date (in respect of continued health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for the period of 12 months from the Separation Date);

(D) continue to pay the reasonable expenses incurred by Deloitte in respect of the preparation of your tax returns (both in the United States and the United Kingdom) for tax years 2020 and 2021, which shall be paid in accordance with past practice for such expense reimbursements.

The foregoing payments shall be in consideration for and in full satisfaction of all salary, cash bonus and equity grants and other compensation due or potentially due based on or in any way relating to your service to the Company. The payments made pursuant to this Agreement are intended to be exempt from, or compliant with, Section 409A, and this Agreement shall be construed accordingly. Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Section 1.409A-1(b)(9)(v)(A) or (C) of the Treasury Regulations (relating to certain reimbursements and in-kind benefits paid under a separation pay plan) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second (2nd) calendar year following the calendar year in which Employee’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third (3rd) calendar year following the calendar year in which Employee’s “separation from service” occurs. With respect to any expense reimbursement (whether pursuant to this Section 3, or Section 6 or otherwise in this Agreement) or the provision of any in-kind benefit that is subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year, and in no event shall any such expenses subject to Section 409A be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. The Company and its affiliates shall be liable for any penalties that may be imposed on you under Section 409A or any damages for failing to comply with Section 409A.

You hereby agree that the amounts and benefits set forth in this Paragraph 3 (collectively, the “Severance Benefits”) constitute any and all amounts due or potentially due from the Company or any Associated Company in connection with your employment or its termination, and all amounts are subject to all required tax and other withholdings (and such withholdings shall not be in excess of the minimum required amounts without your consent). You further agree that no amount or benefit is due or potentially due to you from Prudential in connection with your employment with the Company or its termination.

4.

Public Statements; Certain Disclosures. Notwithstanding anything to the contrary in this Agreement, you may disclose as appropriate with potential business contacts the mutually agreed statement attached as Schedule A (the “Permitted Communication”). The Company and Prudential agree that, unless otherwise required by law or any regulatory requirement, or any legal or administrative proceeding, in response to any inquiries received by them or any Associated Company relating to you, the Company, Prudential or such Associated Company, as applicable, shall provide only the facts and information contained in the Permitted Communication.

You acknowledge that this Agreement and the contents thereof are required to be publicly disclosed in connection with the proposed Demerger. To the extent that any other additional public disclosure of this Agreement or the terms hereof (including the amounts contained herein) is determined by the Company or Prudential to be required, the Company or Prudential (as applicable) shall provide you with reasonable advance notice of any such disclosure (to the greatest extent possible), and provide you with an opportunity to review such proposed disclosure, and provide comments (which comments shall be incorporated into such disclosure unless the Company or Prudential reasonably and in good faith determines that the inclusion of such comments would result in such disclosure being legally deficient, materially misleading or not being consistent with the terms of this Agreement).

5.

Non-Solicitation and Non-Interference with Business Relations. In consideration for the Severance Benefits set forth in Paragraph 3, you agree that you will not, without the Company’s prior express written authorization, for a period of twelve (12) months following the Separation Date, directly or indirectly through any third party (including, without limitation, through a fund, partnership, corporation, or similar entity):

a)

hire, solicit, recruit, or induce (or attempt to hire, solicit, recruit, or induce) any person (x) while he or she is an employee, partner, or member of the Company or any of its affiliates or (y) who was an employee, partner, or member of the Company or any of its affiliates within the twelve (12) months preceding the date of such hiring, solicitation, recruitment, or inducement (collectively “Off-Limits Employees”), provided that Off-Limits Employees shall not include Andrew Bowden, Axel Andre, and Ken Stewart;

b)

assist, directly or indirectly, in hiring, soliciting, recruiting, or inducing any Off-Limits Employees for yourself or any other individual or entity (including, without limiting the generality of the foregoing, by suggesting to any such individual or entity or to any of their respective agents potential employment opportunities for, or candidacy of, any Off-Limits Employees);

c)	encourage any Off-Limits Employee to terminate his or her employment, partnership, or membership with the Company or any of its affiliates;

d)

solicit, induce, or assist another individual or entity in soliciting or inducing any of the Company’s current, former, or prospective clients (individually or collectively, “Clients”) or interfering with the Company’s business relationship with any such Client; provided, however, that it shall not be a breach of this clause (d) if, on behalf of a subsequent employer, (i) you participate in ordinary-course reporting, such as an investor presentation on an investment, to any group of investors that includes a Client or (ii) you engage with Clients who were pre-existing clients of your employer prior to your commencing employment, other than for the purpose of interfering with the Company’s business relationship with any such Client; or

e)

solicit, induce, or assist another individual or entity in soliciting or inducing any person or entity that was, within the twelve (12) months preceding or following such solicitation or inducement, a member of the Company’s networks of directors, experts, advisors, or service providers whose services directly support activities related to the Company’s business (collectively “Off-Limits Third Parties”); provided, however, that you may utilize the services of any of the Off-Limits Third Parties that is (x) a law firm, (y) an investment bank, or (z) any other Off-Limits Third Party that has a pre-existing business relationship with a subsequent employer to the extent that (A) those services are available to persons other than the Company, (B) your utilization of those services does not prevent, diminish, or otherwise interfere with the Company’s utilization of those services, and (C) in utilizing those services, you do not violate any of your other commitments and obligations to the Company.

6.

Cooperation. You agree to cooperate and use good-faith efforts to make yourself reasonably available to the Company (and its representatives and advisors) and to Prudential (and its representatives and advisors) in any pending or future governmental or regulatory investigation, inquiry, or request for information, or civil, criminal, or administrative proceeding or arbitration, in each case involving the Company or, as the case may be, Prudential. You agree that, upon reasonable notice and without the necessity of the Company’s (or, as applicable, Prudential’s) obtaining a subpoena or court order, you shall reasonably respond to all reasonable inquiries of the Company (or, as applicable, Prudential) about any matters concerning the Company or its affairs (or, as applicable, Prudential of its affairs) that occurred or arose during your employment by the Company, of which matters you have knowledge or information.

The Company shall reimburse you for all reasonable costs of travel away from your domicile and related out-of-pocket expenses incurred in connection with the above cooperation in legal and regulatory proceedings. In the event that you are subpoenaed or otherwise contacted in any way in connection with any litigation, proceeding, or investigation involving the Company or any Company affiliate, subsidiary, or parent, you will immediately notify the Company and give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such subpoena or other contact. The Company will reimburse you for reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred as a result of such cooperation, to the extent you would otherwise be entitled to indemnification therefor under the Articles of Incorporation and Bylaws of the Company as of the date of this Agreement.

The Company shall provide reasonable compensation to you for any time spent cooperating under this Section 6, aside from time spent actually giving testimony or evidence under oath.

7.

Positions, Offices, and Directorships. As of the Separation Date, you hereby relinquish all offices, directorships, similar positions, and any authority with the Company, any affiliates of the Company, any funds advised by the Company or its affiliates (such funds, collectively, the “Funds”), any limited partner advisory committees of any such Funds, any subsidiaries of such Funds, and any entities in which the Company, its affiliates, or Funds invest.

8.	Waivers and Releases of Claims.

a)

By you. In consideration of the benefits provided to you pursuant to this Agreement (including the Severance Benefits set forth in Paragraph 3), this Agreement is in full and final settlement of (and sets out your waiver of), and you hereby release and forever discharge the Company, Prudential, each Associated Company and each of their respective parents, subsidiaries, affiliates, and investors, each fund, and each of the above parties’ respective past and present officers, owners, directors, partners, members, shareholders, employees, business partners, agents, portfolio companies predecessors, successors, and assigns (the Company, Prudential, each Associated Company and each such person or entity being, collectively, the “Company Parties”) from, any and all claims, causes of action, and liabilities of any nature, including, but not limited to, those claims concerning or arising, directly or indirectly, from or in connection with your service with the Company, any remuneration or incentive awards (whether cash- or equity-based) related to or arising in the context of such service, or the termination of your service with the Company or the withdrawal or failure to pay or release to you any amount of any such remuneration or incentive award, including, but not limited to, all actions, causes of action, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, whether known or unknown, whether or not existing in fact or in law at the time of this Agreement, whether or not they are or could be in the contemplation of the parties at the time of this Agreement (and whether arising in the United States of America, the United Kingdom or in any other jurisdiction), at law or in equity, by contract (express or implied), in tort, or pursuant to statute, or otherwise (collectively, “Claims”), that you now have, ever have had, or will ever have based on, by reason of, or arising out of any event, occurrence, action, inaction, transaction, or thing of any kind or nature occurring prior to or on the date that you sign this Agreement.

Without limiting the generality of the above, you specifically release and discharge the Company Parties from any and all Claims arising, directly or indirectly, from your affiliation with the Company and its affiliates or any other Company Party or the termination thereof, arising under the Employee Retirement Income Security Act of 1974 (except as to Claims pertaining to vested benefits under the Company’s employee benefit plan(s)), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (the “ADEA”), the National Labor Relations Act, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Civil Rights Act of 1991, the Equal Pay Act, the Rehabilitation Act, the Americans with Disabilities Act, the New York State Human Rights Law, the New York City Human Rights Law, or the New York Labor Law, the Michigan Elliott-Larsen Civil Rights Act, the Michigan Persons with Disabilities Civil Rights Act, the Payment of Wages and Fringe Benefits Act, the Michigan Whistleblowers Protection Act, the Bullard-Plawecki Executive Right to Know Act, the Michigan Workforce Opportunity Wage Act, the Michigan Occupational Safety and Health Act, the Michigan Social Security Number Privacy Act, the Michigan Internet Privacy

Protection Act, the Michigan Sales Representative Commission Act, the Tennessee Human Rights Act, the Tennessee Equal Pay Act, the Tennessee Disability Act, the Tennessee Public Protection Act, all as amended or any applicable amendment to any of the foregoing acts and laws, or any other federal, state, local, or non-U.S. law, statute, ordinance, rule, regulation, decision, or order.

In particular, but without limitation, the waiver, release and settlement referred to above extends to any claim which you have or believe you may otherwise have for:

1.	breach of contract, including but not limited to pay in lieu of notice or damages for termination of employment without notice;

2.	holiday pay (including any pro rata annual leave payment for accrued but untaken holiday for the current holiday year), outstanding pay, overtime, bonuses, commission or expenses;

3.	unlawful deductions from wages under Part II of the UK Employment Rights Act 1996;

4.	unfair dismissal under Sections 94 (ordinary unfair dismissal), 103A (protected disclosure) and/or 104 (assertion of statutory rights) of the UK Employment Rights Act 1996;

5.	any redundancy payment;

6.	minimum notice under Part IX of the UK Employment Rights Act 1996;

7.	any claim for sex discrimination, harassment or victimisation under the UK Equality Act 2010;

8.	any claim under or relying on Article 157 of the Treaty on the Functioning of the European Union;

9.	any claim for race discrimination, harassment, victimisation under the UK Equality Act 2010;

10.	any claim for disability discrimination, harassment, victimisation under the UK Equality Act 2010;

11.	any claim under or relying on the UK Working Time Regulations 1998;

12.	any claim under or relying on the UK Employment Relations Act 1999;

13.	any claim under or relying on the UK National Minimum Wage Act 1998;

14.	any claim under or relying on the EU General Data Protection Regulation 5419/16 and the Data Protection Act 2018;

15.	any claim under or relying on the UK Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

16.

any other claim under or relying on the UK Equality Act 2010 including without limitation in relation to claims of discrimination, harassment or victimisation on grounds of religion or belief, age or sexual orientation;

17.	any claim under or relying on the UK Protection from Harassment 1997;

18.	any claim for detriment suffered on a ground set out in Section 47B of the UK Employment Rights Act 1996 (protected disclosure);

19.

any claim for detriment suffered for a reason prescribed under Section 47C of the UK Employment Rights Act 1996 (parental leave, paternity leave, maternity leave, adoption leave and time off for dependents etc);

20.	any claim for detriment suffered for a reason prescribed under Section 47E of the UK Employment Rights Act 1996 (flexible working);

21.	any other complaint under the UK Employment Rights Act 1996;

22.	any complaint or entitlement under Section 189 or Section 190 respectively of the UK Trade Union and Labour Relations (Consolidation) Act 1992;

23.	any other complaint under the UK Trade Union and Labour Relations (Consolidation) Act 1992;

24.

any claim under any provision of directly applicable European law relating to or arising out of your employment or the termination of your employment with the Company or any directorships or other offices with the Company, Prudential and any company which is for the time being a subsidiary, subsidiary undertaking or holding company of the Company or Prudential, or a subsidiary undertaking of any subsidiary of any such holding company or their termination (an “Associated Company”); and/or

25.	damages or compensation for personal injury of any kind to the extent that any such claim arises out of the claims referred to in the foregoing clauses 1 through 24.

The release contained in this Paragraph 8(a) covers all Claims that have accrued as of the time you execute this Agreement, including both those that you know about and those that you may not know about, and you intend that the release contained herein shall constitute a general release of any and all claims that you may have against the Company Parties to the fullest extent permissible by law, including any rights to participate in, or collect damages in connection with, a collective action brought in respect of any such released claims. The provision of any benefits to you in this Agreement does not signify any admission of wrongdoing or liability by the Company Parties. Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of (i) your rights with respect to payment of amounts under this Agreement (or to bring any claim against the Company alleging a breach of this Agreement and/or seeking damages arising from such alleged breach) or (ii) any Claims that cannot be waived by law, including without limitation the right to bring an administrative charge with, or to participate in an investigation conducted by, or to participate in a proceeding involving, the Equal Employment Opportunity Commission or other comparable state or local administrative agency.

You hereby acknowledge that you have been provided Schedule B to this Agreement, a table that lists the job titles and ages of the positions selected or not selected for participation in the separation program, in compliance with the Older Workers Benefit Protection Act, Title 29, section 1625.22. By executing this Agreement, you understand that you are explicitly releasing all Claims relating to your employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

In addition, and notwithstanding anything to the contrary herein, the above waiver and release of claims does not waive or release or affect (i) your rights under the Company’s group health and/or welfare plans, (ii) your vested rights under the Company’s 401(k) plan or any accrued pension entitlements, (iii) your rights to indemnification under the Company’s by-laws and/or other corporate agreements and/or under any D&O and/or other insurance policies or Company practices applicable to you or company executives and/or employees, or (iv) Claims based on criminal or fraudulent conduct by the Company Parties. For the avoidance of doubt, the conclusion of your employment with the Company shall not diminish your rights under the foregoing indemnification arrangements, which shall remain in effect in accordance with their terms.

b)

By the Company. In consideration of the covenants and agreements provided by you to the Company pursuant to this Agreement, this Agreement is in full and final settlement of, and the Company, on behalf of itself and the Company Parties hereby waives, releases and forever discharges you from, any and all Claims, that they now have, ever have had, or will ever have based on, by reason of, or arising out of any event, occurrence, action, inaction, transaction, or thing of any kind or nature occurring prior to or on the date of this Agreement.

The release contained in this Paragraph 8(b) covers all Claims that have accrued as of the date of this Agreement, including both those that the Company Parties know about and those that they may not know about, and the Company Parties intend that the release contained herein shall constitute a general release of any and all claims that the Company Parties may have against you to the fullest extent permissible by law, including any rights to participate in, or collect damages in connection with, a collective action brought in respect of any such released claims. Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of (i) the Company Parties’ rights to bring any claim against you alleging a breach of this Agreement and/or seeking damages arising from such alleged breach) or (ii) any Claims that cannot be waived by law.

In addition, and notwithstanding anything to the contrary herein, the above waiver and release of claims does not waive or release or affect any Claims based on criminal or fraudulent conduct by you.

9.

Release Effectiveness. Your release and waiver of Claims hereunder (and the related representations, acknowledgements, and covenants as set forth herein) (the “Release”) shall be effective after the applicable Revocation Period (as defined below) expires without you having revoked such Release (the date of such effectiveness, the “Release Effective Date”).

10.

No Legal Actions. Each party hereto represents that he or it has not filed or caused to be filed any lawsuit, complaint, or charge against the other in any court, any municipal, state, or federal agency, or any other tribunal. To the fullest extent permitted by law, each party hereto agrees that he or it will not sue or file a complaint in any court or tribunal, or file or pursue a demand for arbitration, pursuing any Claim waived and/or released under this Agreement, or assist or otherwise participate in any such proceeding; provided that nothing herein precludes either party from providing truthful information to a governmental or regulatory body or from doing anything permitted by Paragraph 23. Notwithstanding the foregoing, each party agrees to waive his or its right, to the extent that any right exists, to recover monetary damages in connection with any charge, complaint, or lawsuit filed by such party or by anyone else on his or its behalf (whether involving a governmental authority or not); provided that neither party is agreeing to waive, and this Agreement shall not be read as requiring either party to waive, any right to provide information or receive an award for information provided to any governmental authority. Each party hereto represents and warrants further that he or it has not assigned or conveyed to any other person or entity any rights vis-à-vis the other party, including any of the Claims released in this Agreement. Each party further expressly waives any claim to any monetary or other damages or any other form of recovery in connection with any proceeding made by him or it in violation of this Agreement with respect to Claims waived and/or released under this Agreement.

11.	Acknowledgements and Commitments in Connection with Separation. You acknowledge and affirm that:

a)

except as explicitly provided under this Agreement, you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and severance to which you may be entitled and that no other such amounts are due to you, including, but not limited to, under any plan, program, or policy of the Company or of Prudential;

b)	you have no workplace injuries or occupational diseases;

c)	no unasserted claim(s) (whether by you or any other individual or entity) against the Company, Prudential or any Associated Company are currently in existence; and

d)

you will not make at any time make any untrue statement or make any negative, disparaging, defamatory, or maligning statement to others (including, but without limitation, via any public media, whether electronically or otherwise, whether in writing or orally, or in any other manner) concerning the Company, Prudential or any of their respective officers, directors, members, partners, or employees (collectively, the “Specified Parties”), including, but without limitation, any statement that could reasonably be expected to adversely affect the reputation of any of the Specified Parties or the conduct of its, his, her, or their business, and that you hereby re-affirm your commitment to not make any of the foregoing statements in accordance with the provisions of the Company’s employee handbook. You further agree to cooperate with the Company upon reasonable request in refuting any defamatory or disparaging remarks made by any third party concerning any of the Specified Parties. Furthermore, you will not, except with the written consent of, or at the direction of, the Company and Prudential, communicate with any representative of the media concerning any of the Specified Parties other than to confirm your departure from the Company.

The Company shall instruct the members of its executive committee and executive committees of Jackson Financial, Inc. and Prudential plc, to not at any time make any untrue statement or make any negative, disparaging, defamatory, or maligning statement to others (including, but without limitation, via any public media, whether electronically or otherwise, whether in writing or orally, or in any other manner) concerning you, including, but without limitation, any statement that could reasonably be expected to adversely affect your reputation.

Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of, and rules promulgated under, Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002 (as amended), or of any other whistleblower protection provisions of federal, state, or local law or regulation, (ii) prevent you from doing anything permitted by Paragraph 23, or (iii) require notification or prior approval by the Company of any reporting described in provision (i) of this paragraph.

Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

12.

Opportunity for Review and Acceptance. You shall have forty-five (45) days following your receipt of this Agreement (the “Review Period”) to review and consider the terms and conditions of this Agreement, including the general release and waiver of claims set forth herein. To accept this Agreement and the terms and conditions contained herein, you must execute and date this Agreement where indicated below and return the executed copy of this Agreement to the Company prior to the expiration of the Review Period. Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution and delivery to the Company (the “Revocation Period”), during which time you may further review and consider this Agreement and revoke your acceptance of this Agreement by notifying the Company in writing. To be effective, such revocation must be received no later than 5:00 p.m., Eastern Daylight Time, on the last day of the Revocation Period. Provided that this Agreement is timely executed and you have not timely revoked it, the eighth (8th) day following the date on which this Agreement is executed and delivered to the Company shall be its effective date. In the event of your failure to timely execute and deliver this Agreement or your subsequent revocation of this Agreement during the Revocation Period, this Agreement will be null and void and of no force or effect, and you will not be entitled to any payments or benefits under this Agreement that are conditioned upon the execution of a release of claims (which for purposes of clarification shall include the Severance Benefits).

13.

Severability. If a final and non-appealable (or not timely appealed) judicial determination is made that any term or provision of this Agreement is deemed invalid, illegal, or unenforceable, all other terms and provisions of this Agreement shall nonetheless remain in full force and effect.

14.

Entire Agreement. It is mutually understood and agreed that this Agreement constitutes the entire understanding between you and the Company relating to the subject matter of this Agreement and supersedes any and all prior oral or written agreements, arrangements, understandings, and writings relating to the subject matter of this Agreement (including the Employment Agreement). This Agreement will be binding on the parties’ successors, assigns, heirs, and executors. It may not be altered or amended except by mutual agreement evidenced by a writing signed by both parties and specifically identified as an amendment to this Agreement.

15.

Third-Party Beneficiaries. Prudential, and each of the Company Parties, shall be express third-party beneficiaries of this Agreement (and the release of Claims contained herein), and shall be permitted to enforce the terms of this Agreement as if they were parties hereto. No provision of this Agreement may be amended, varied or rescinded without the prior written consent of Prudential (but the consent of any other of the Company Parties (other than the Company) to any variation, amendment or rescission shall not be required). For the avoidance of doubt, the Company acknowledges and agrees that any payments it owes to you under this Agreement will be made to your estate if you die before the payments are made and that your estate will succeed to your rights to such payments under this Agreement.

16.	Acknowledgements Relating to this Agreement.

a)

By signing this Agreement, you are confirming that you entered into this Agreement knowingly and voluntarily, after having had adequate time to consider it and having discussed it with your chosen legal advisor, if any. You acknowledge and agree that you have had full and ample opportunity to review this Agreement. Furthermore, this Agreement shall be deemed to have been drafted jointly by you and the Company, and the presumption of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should not be applied in this case, and therefore you waive their effects.

b)	Furthermore, by signing this Agreement, you expressly acknowledge that you are receiving consideration sufficient to justify your undertaking the commitments herein.

c)	You acknowledge and agree that the Severance Benefits that you will receive in connection with this Agreement constitute consideration for your release and waiver of Claims included in this Agreement.

17.	Governing Law. This Agreement shall be governed by and construed in accordance with New York law.

18.

Compliance with the requirements of the Employment Rights Act 1996 and other English legislation. You confirm that you have taken independent legal advice as to the terms and effect of this Agreement from Tim Spillane of Bird & Bird LLP (the “Adviser”) who is a solicitor of the Senior Court of England and Wales holding a current practising certificate and in respect of whom there is currently in force a policy of insurance covering the risk of a claim in relation to the advice given to you, and, in particular, you understand that you will not without being in breach of this Agreement be able to bring or pursue any claim in any court or employment tribunal against the Company, Prudential or any Associated Company arising from your employment with the Company or its termination including, without limitation, the Claims described in Paragraph 8(a) that are not specifically excluded thereunder. It is a condition of the Agreement that the Adviser completes the certificate attached to the Agreement in Schedule 2 to confirm the matters set out in this clause.

The parties further agree that the conditions regulating settlement agreements under the following provisions have been satisfied:

section 203(3) of the UK Employment Rights Act 1996;

section 147(3) of the UK Equality Act 2010;

section 14 of the UK Employment Relations Act 1999;

section 288(2B) of the UK Trade Union and Labour Relations (Consolidation) Act 1992;

regulation 35(3) of the UK Working Time Regulations 1998;

section 49(4) of the UK National Minimum Wage Act 1998;

regulation 9 of the UK Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

regulation 10 of the UK Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

regulations 39 and 40 of the UK Information and Consultation of Employees Regulations 2004;

regulations 40 and 41 of the UK Transnational Information and Consultation of Employees Regulations 1999;

paragraphs 12 and 13 of the schedule to the UK Occupational and Personal Pension Scheme (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

section 58(5) of the UK Pensions Act 2008; and

regulation 15 of the UK Agency Workers Regulations 2010.

Notwithstanding Paragraph 8(b) above, for the avoidance of doubt, as at the date of this Agreement, to the best of the knowledge and belief of the current directors of the Company, the Company is not aware of any matter that has given or could give rise to a claim by the Company, any Associated Company or any of its or their directors, officers, shareholders or employees against you relating to or arising out of your employment by the Company or its termination or any directorships or other offices held by you with the Company or any Associated Company.

19.

Jurisdiction and Disputes. The parties hereby consent to jurisdiction in any proceeding relating to or arising out of this Agreement in any court located within the State of New York and, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York. The parties submit and consent to the exercise of personal jurisdiction in, and to the venue of, such courts in the State of New York which jurisdiction is exclusive. Notwithstanding anything to the contrary herein, before any litigation or other action may be brought pursuant to this Agreement, the party alleging a breach must, within thirty (30) calendar days following such alleged breach, provide written notice to the alleged breaching party of the basis for the claim of alleged breach and afford such party thirty (30) calendar days to cure and/or remedy such breach, and the parties will seek to resolve in good faith any alleged breach of this Agreement before filing any claim alleging a breach under this Agreement.

20.

Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH, OR RELATED OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, OR IN EQUITY, OR OTHERWISE.

21.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall collectively constitute a single instrument.

22.

Company Authority. The Company represents and warrants that the Company has as of the date of its execution of this Agreement all requisite power and authority needed for the execution, delivery, and performance of this Agreement and is duly authorized by all necessary corporate action and that the individual executing this Agreement on behalf of the Company is duly authorized to execute and deliver this Agreement on behalf of the Company and its direct and indirect subsidiaries.

23.	Permitted Disclosure. Nothing in the Agreement prevents you from:

1.

making a protected disclosure within the meaning of Part IVA of the UK Employment Rights Act 1996 (commonly known as “whistleblowing”). For the avoidance of doubt and as a non-exhaustive summary only, a disclosure is protected for these purposes if:

1.

you have a reasonable belief that the disclosure is made in the public interest and the relevant information disclosed indicates there is, has been, or is likely to be, a criminal offence, a breach of a legal obligation, a miscarriage of justice, danger to the health and safety of an individual or damage to the environment – or that any such matter has been or is likely to be deliberately concealed; and

2.	the disclosure is made to an appropriate body, including but not limited to a regulator or legal adviser;

2.	making a disclosure to the police;

3.	reporting an offence to a law enforcement agency;

4.	reporting a regulatory breach to a regulator;

5.	co-operating with a criminal investigation or prosecution;

6.	complying with an order of a court or tribunal of competent jurisdiction;

7.

disclosing information for the purpose of seeking legal, medical or professional advice (provided that you use reasonable endeavors to ensure that those professional advisers are subject to a duty of confidentiality as regards that disclosure/keep that information confidential);

8.	disclosing information to the relevant tax authorities in respect of the your personal tax affairs;

9.	making a relevant pay disclosure under section 77 of the UK Equality Act 2010;

10.

disclosing information to your spouse, civil partner or cohabitant (provided that you use reasonable endeavors to ensure that such spouse, civil partner or cohabitant keeps the information confidential);

11.	disclosing information to your recruitment consultant or a prospective employer to the extent necessary to discuss your employment history; or

12.	making any disclosures which are required by law or regulatory requirements.

24.

Open Document. This Agreement, although marked “Without Prejudice and Subject to Contract” will, when signed and dated by the parties, become an open document evidencing an agreement binding between the parties.

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If the foregoing terms are acceptable to you, then please sign and return to me one copy of this Agreement no later than the last day of the Review Period.

Sincerely,

JACKSON NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Julia A. Goatley
Name: Julia A. Goatley
Title: EVP, General Counsel

ACCEPTED AND AGREED THIS

5th day of April 2021:

/s/ Michael Falcon
Michael Falcon

SCHEDULE A

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Schedule B

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SCHEDULE 1

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SCHEDULE 2

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